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                                     [LOGO]
                                  [LETTERHEAD]

                                   January 30, 1998



EquiTrust Life Insurance Company
5400 University Avenue
West Des Moines, Iowa  50266

Gentlemen:

This opinion is furnished in connection with the registration by EquiTrust Life Insurance Company of a flexible premium variable life insurance policy ("Policy:) under the Securities Act of 1933, as amended. This prospectus included in this Initial Filing to the Registration Statement on Form S-6 describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that:

(1) The information contained in the examples set forth in Appendix B of the Prospectus, based on the assumptions stated in the examples, is consistent with the provisions of the Policy.

(2) The fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to the Initial Filing to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                   Sincerely,

                                   /s/ Christopher G. Daniels

                                   Christopher G. Daniels, FSA, MAAA
                                   Life Product Development and Pricing Vice
                                   President
                                   EquiTrust Life Insurance Company